Exhibit 99.1

For further information, contact:
Jack E. Stover	President and CEO	610-458-6200
Lawrence M. Christian	CFO and Vice President – Finance	610-458-6200
Steve Chizzik/Ira Weingarten	Equity Communications	805-897-1880

Antares Pharma Hires Key Business Development Executive

Exton, Pennsylvania – February 15, 2005 – Antares Pharma, Inc. (AMEX: AIS) today announced that it has hired James E. Hattersley, an accomplished business development professional, as its Vice President of Corporate Business Development. Mr. Hattersley will be a key member of Antares Pharma’s management team, focusing, along with Jack Stover, on building strategic relationships with new pharmaceutical partners while broadening and expanding key existing relationships.

Prior to joining Antares Pharma, Mr. Hattersley served as Senior Director of Business Development at Eurand, Inc., a global drug delivery and specialty pharma company. While there, he was responsible for identifying partners and executing a series of development and commercial license agreements that helped contribute to Eurand’s exceptional top-line growth during the past five-year period.

Mr. Hattersley said he was attracted to Antares Pharma because of its three core drug development platforms, which he characterized as “an impressive technology base.” Given this base, Mr. Hattersley stated, “Antares has a large number of potential projects, each of which appears to be attractive to one or more strategic partners.” He went on to say, “Given the current objectives of big pharma in the drug delivery area, I believe the timing for Antares is attractive, especially as it relates to strategic partnership opportunities.”

Mr. Stover and Mr. Hattersley said, “As we examine Antares’ current pipeline and portfolio, we believe that by retaining greater ownership in our projects and also developing some products under our own brand name, Antares can position itself to be a more significant specialty pharmaceutical player.” Mr. Stover added, “The addition of Jim provides the leadership skills, including strong industry relationships and expertise, to help Antares move rapidly to leverage its pharmaceutical-based technologies and expand its commercial opportunities.”

Before Eurand, Mr. Hattersley was employed by Anesta Corp., where he was responsible for developing corporate strategy and for identifying product licensing partners in the Asia Pacific region. From 1995 to 1998, Mr. Hattersley was employed by Swiss-based JAGO Pharma AG as Director of Program Management, managing its partnerships in North America. Mr. Hattersley has also held technical positions at Abbott Laboratories, Syntex Research USA and Alza Corporation between 1986 and 1995. Mr. Hattersley received an M.S. degree in biochemistry in 1986 and an undergraduate degree in neurobiology in 1985, both from the University of California.

About Antares Pharma

Antares Pharma is a specialty pharma company focused on the growing lifestyle products sector and committed to leveraging its multiple drug delivery platforms to add value to existing drugs and to create new products and devices. The Company’s current technology platforms include transdermal (Advanced Transdermal Delivery ATD™) gels, disposable mini-needle injection systems (Vibex™), reusable needle-free injection systems (VISION® and Valeo™), and fast-melt oral (Easy Tec™) tablets. The Company currently has active partnering programs with several pharmaceutical and distribution companies for a number of indications and applications, including diabetes, growth disorders, obesity, female sexual dysfunction and other hormone therapy.

Antares Pharma currently distributes its needle-free injector systems in more than 20 countries and markets the same technology for use with human growth hormone through licensees in most major regions of the world. Licensees also market an ibuprofen gel using Antares Pharma’s ATD™ technology in several major European countries. In addition, Antares Pharma is undertaking development or is conducting research on several product opportunities that will form the basis of its specialty pharma program. Antares Pharma’s corporate headquarters is in Exton, Pennsylvania, with subsidiaries performing research, development, manufacturing and product commercialization activities in Minneapolis, Minnesota and Basel, Switzerland.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, visit Antares Pharma’s web site at www.antarespharma.com and its needle-free product website, www.mediject.com. Information included on the Company’s website is not incorporated herein by reference or otherwise.